Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2021 Second-Quarter Results

Company Initiates Fiscal 2021 Guidance

CHARLOTTE, N.C., Feb. 2, 2021 - Premier, Inc. (NASDAQ: PINC) today reported financial results for the fiscal year (FY) 2021 second quarter ended December 31, 2020 and announced its fiscal 2021 financial guidance.

All results presented in this press release reflect continuing operations following completion of the sale and exit of the Specialty Pharmacy business on June 7, 2019.

“Our fiscal 2021 second quarter results demonstrate solid execution across our businesses and continued demand for our unique combination of capabilities that deliver solutions to drive better health outcomes and lower costs for our members and other customers,” said Susan DeVore, Premier’s chief executive officer. “As we enter the second half of fiscal 2021, despite the uncertainty caused by the ongoing COVID-19 pandemic, we believe we have more visibility into our anticipated performance for the remainder of this year and therefore are issuing fiscal 2021 financial guidance.”

Fiscal Second-Quarter 2021 Results and Recent Highlights:

(Financial comparisons are for fiscal second quarter of 2021 vs. fiscal second quarter of 2020)

•	GAAP net revenue increased 32% to $422.8 million from $319.6 million a year ago.

–	Supply Chain Services segment revenue increased 41% to $329.1 million from $232.6 million a year ago.

–	Performance Services segment revenue increased 8% to $93.7 million from $87.0 million a year ago.

•

GAAP net income of $44.9 million decreased from $91.6 million a year ago primarily due to a decrease in net administrative fees revenue; a loss on certain put and call rights in the current period compared to the gain in the second quarter of fiscal 2020; and a prior period remeasurement of the Tax Receivable Agreement liability as a result of the change in North Carolina state income tax law.

•	GAAP diluted earnings per share (EPS) of $0.36 compared with loss of $6.88 per share a year ago.

•

Adjusted EBITDA* of $124.8 million decreased 16% from $148.4 million a year ago primarily as a result of the impact of the recently amended GPO agreements, the impact of the COVID-19 pandemic, and the Acurity/Nexera asset acquisition.

•	Adjusted net income* of $79.4 million decreased 13% from $90.8 million a year ago and adjusted EPS* decreased 12% to $0.65 from $0.74 a year ago.

•	On January 21, 2021, Premier’s Board of Directors declared a quarterly cash dividend of $0.19 per share, payable on March 15, 2021 to stockholders of record as of March 1, 2021.

*

Descriptions of consolidated and segment adjusted (non-GAAP) financial measures and non-GAAP free cash flow are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

Consolidated Fiscal 2021 Second Quarter Financial Highlights

Consolidated Second-Quarter Financial Highlights

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands, except per share data)	2020	2019	% Change	2020	2019	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$145,339	$172,114	(16)%	$277,984	$344,517	(19)%
Other services and support	4,086	2,482	65%	9,677	5,043	92%

Services	149,425	174,596	(14)%	287,661	349,560	(18)%
Products	179,670	58,040	210%	295,085	106,161	178%

Total Supply Chain Services	329,095	232,636	41%	582,746	455,721	28%
Performance Services	93,732	86,970	8%	186,968	166,295	12%

Total	$422,827	$319,606	32%	$769,714	$622,016	24%

Net income from continuing operations	$44,904	$91,575	(51)%	$225,589	$162,514	39%
Net income from continuing operations attributable to stockholders	$43,969	$(444,002)	nm	$186,124	$279,536	nm
Adjusted net income from continuing operations	$43,969	$(444,002)	nm	$186,124	$139,573	nm

NON-GAAP FINANCIAL MEASURES*:

Adjusted EBITDA:
Supply Chain Services	$118,939	$147,959	(20)%	$221,590	$297,870	(26)%
Performance Services	36,609	29,967	22%	73,724	50,343	46%

Total segment adjusted EBITDA	155,548	177,926	(13)%	295,314	348,213	(15)%
Corporate	(30,730)	(29,521)	4%	(59,753)	(59,552)	—%

Total	$124,818	$148,405	(16)%	$235,561	$288,661	(18)%

Adjusted net income	$79,394	$90,774	(13)%	$149,553	$176,760	(15)%

Earnings per share on adjusted net income - diluted	$0.65	$0.74	(12)%	$1.22	$1.42	(14)%

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2021 Outlook and Guidance

The statements in this section are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in the company’s other filings with the SEC.

Premier announced financial guidance for full fiscal year 2021. The company expects total net revenue to be in the range of $1.608 billion to $1.653 billion, adjusted EBITDA to be in the range of $445 million to $465 million, and adjusted EPS to be in the range of $2.26 to $2.39. The company also reiterated that, adjusted for the impact of the COVID-19 pandemic, beginning in fiscal year 2022, it expects to target a multi-year, compound annual growth rate in the mid-to-high single digits for consolidated net revenue, adjusted EBITDA and adjusted EPS.

Refer to the table below for specific fiscal 2021 guidance metrics and related footnotes. In addition, refer to the “Premier’s Use and Definition of Non-GAAP Numbers” and “Premier’s Use of Forward-Looking Non-GAAP Measures” at the end of this release for descriptions of consolidated and adjusted (non-GAAP) financial measures.

Guidance Metric	Fiscal 2021 Guidance Range*
Segment Net Revenue:
Supply Chain Services Performance Services	$1.242 billion to $1.272 billion $366 million to $381 million

Total Net Revenue	$1.608 billion to $1.653 billion

Adjusted EBITDA	$445 million to $465 million

Adjusted EPS	$2.26 to $2.39

Fiscal 2021 guidance assumes the realization of the following key assumptions:

•  Net administrative fees revenue of $560 million to $580 million

•  Direct sourcing products revenue of $650 million to $690 million

•  Capital expenditures of $105 million to $110 million

•  Effective tax rate of 24%

•  Does not include the effect of any potential future significant acquisitions

*

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended December 31, 2020

(As compared with the three months ended December 31, 2019)

GAAP net revenue of $422.8 million increased 32% from $319.6 million for the same period a year ago.

GAAP net income of $44.9 million decreased from $91.6 million a year ago. In accordance with GAAP, fiscal 2020 second-quarter net income attributable to stockholders includes a non-cash adjustment of $(480.2) million to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of that period. This non-cash adjustment resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. Since the Board of Directors is comprised of a majority of independent directors as of July 31, 2020, Premier is not required to make this adjustment for the three months ended December 31, 2020 or any subsequent periods.

Adjusted EBITDA of $124.8 million decreased 16% from $148.4 million for the same period a year ago primarily as a result of the impact of the previously mentioned amended GPO agreements, the impact of the COVID-19 pandemic, and the Acurity/Nexera asset acquisition.

Adjusted net income of $79.4 million decreased 13% from $90.8 million for the same period a year ago. Adjusted earnings per share decreased 12% to $0.65 from $0.74 for the same period a year ago.

Segment Results

(For the fiscal second quarter of 2021 as compared with the fiscal second quarter of 2020)

Supply Chain Services

Supply Chain Services segment net revenue of $329.1 million increased 41% from $232.6 million a year ago.

Net administrative fees revenue of $145.3 million decreased $26.8 million, or 16%, from $172.1 million a year ago, primarily due to a higher average fee share that resulted from the previously mentioned amended GPO agreements that were effective on July 1, 2020; a decline in member purchasing volume in certain categories as a result of the COVID-19 pandemic which continued to impact overall healthcare utilization, including elective procedures and a slowdown of spending in non-healthcare related areas; and the non-cash amortization of prepaid contract administrative fees from the Acurity/Nexera asset acquisition. These decreases were partially offset by further penetration of new and existing members.

Products revenue of $179.7 million increased $121.6 million, or 210%, from $58.0 million a year ago, primarily driven by the company’s ongoing efforts to provide certain personal protective equipment (PPE) and other high-demand supplies for its members as a result of the COVID-19 pandemic.

Segment adjusted EBITDA of $118.9 million decreased 20% from $148.0 million for the same period a year ago, primarily as a result of the previously mentioned decline in net administrative fees revenue related to the amended GPO agreements, the impact of the COVID-19 pandemic, and the Acurity/Nexera asset acquisition.

Performance Services

Performance Services segment net revenue of $93.7 million increased 8% from $87.0 million for the same quarter a year ago, primarily driven by growth across the technology and consulting businesses, including new enterprise license agreements, and incremental revenue associated with the fiscal year 2020 acquisition of Health Design Plus. These increases were partially offset by lower revenue as a result of the Centers for Medicare and Medicaid Services (CMS) planned discontinuation of the company’s former CMS government contract as part of the overall Hospital Improvement Innovation Network program that ended on March 31, 2020.

Segment adjusted EBITDA of $36.6 million increased 22% from $30.0 million for the same period a year ago. The increase was primarily due to the aforementioned increase in revenue and a decrease in selling, general and administrative expenses primarily related to a decrease in travel and meeting expenses as a result of the COVID-19 pandemic as well as savings in third-party cost of sales.

Results of Operations for the Six Months Ended December 31, 2020

(As compared with the six months ended December 31, 2019)

GAAP net revenue of $769.7 million increased 24% from $622.0 million for the same period a year ago.

GAAP net income was $225.6 million compared with $162.5 million a year ago. In accordance with GAAP, fiscal 2021 and 2020 second-quarter net income attributable to stockholders includes non-cash adjustments of $(26.7) million and $214.2 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. The adjustment for six months ended December 31, 2020 reflects the change in the redemption value of limited partners’ Class B common unit ownership for the period from July 1, 2020 through July 31, 2020, due to the Board of Directors being comprised of a majority of independent directors on July 31, 2020. As a result, Premier will no longer make this adjustment in subsequent periods.

After the previously mentioned non-cash adjustments, the company reported net income attributable to stockholders of $186.1 million compared with net income $279.5 million a year ago. On a diluted per share basis, net income was $1.67 compared with $1.12 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Adjusted EBITDA of $235.6 million decreased 18% from $288.7 million for the same period the prior year. Adjusted net income of $149.6 million decreased 15% from $176.8 million for the same period a year ago. Adjusted earnings per share decreased 14% to $1.22 from $1.42 for the same period a year ago.

Supply Chain Services segment net revenue of $582.7 million increased 28% from $455.7 million a year ago. Supply Chain Services segment adjusted EBITDA of $221.6 million decreased 26% from $297.9 million for the same period a year ago.

Performance Services segment net revenue of $187.0 million increased 12% from $166.3 million for the same quarter a year ago. Performance Services segment adjusted EBITDA of $73.7 million increased 46% from $50.3 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities for the six months ended December 31, 2020 was $116.2 million compared with $217.0 million for the same period last year. The decrease was primarily driven by lower net administrative fees revenue as a result of the amended GPO agreements, the impact of the COVID-19 pandemic as well as the timing of cash collections related to approximately $169 million in purchases during the period associated with the demand for PPE to address increased needs as a result of the pandemic.

Net cash used in investing activities and net cash provided by financing activities for the six months ended December 31, 2020 were $46.9 million and $59.6 million, respectively. At December 31, 2020, cash and cash equivalents was $109.0 million compared with $99.3 million at June 30, 2020, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $100.0 million.

Free cash flow for the six months ended December 31, 2020 was $37.1 million compared with $127.9 million for the same period a year ago. The decrease was primarily due to the same factors that impacted net cash provided by operating activities as well as an increase in Tax Receivable Agreement payments made to the former limited partners of Premier LP as a result of the acceleration of payments as part of the company’s restructure.

Conference Call

The conference call will be webcast live from the company’s website and will be available at the following link: Premier Webcast Link. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and providing conference ID number 1094328:

Domestic participant dial-in number (toll-free):	(844) 296-7719
International participant dial-in number:	(574) 990-1041

Premier’s presentation that will accompany the conference call and webcast can be accessed via the following link: Premier Events.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,100 U.S. hospitals and health systems and approximately 200,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube and Instagram for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income (historically referred to as “adjusted fully distributed net income”), adjusted earnings per share (historically referred to as “adjusted fully distributed earnings per share”), and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common units and corresponding Class B common stock into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management’s control. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

Non-Recurring Items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition and disposition related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted Net Income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic and financial restructuring expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted Earnings per Share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and TRA payments to limited partners and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2020 filed with the Securities and Exchange Commission (“SEC”), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments are not currently determinable but may be significant.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to the timing and continuing impact of COVID-19, the statements related to fiscal 2021 outlook and guidance and the key assumptions underlying such guidance, and expected target multi-year, compound annual growth rate in the mid-to-high single digits for consolidated net revenue, adjusted EBITDA and adjusted EPS beginning in fiscal year 2022 are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2020 as well as the Form 10-Q for the quarter ended December 31, 2020, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net revenue:
Net administrative fees	$145,339	$172,114	$277,984	$344,517
Other services and support	97,818	89,452	196,645	171,338

Services	243,157	261,566	474,629	515,855
Products	179,670	58,040	295,085	106,161

Net revenue	422,827	319,606	769,714	622,016
Cost of revenue:
Services	40,122	47,422	78,872	94,958
Products	171,722	52,819	285,150	96,294

Cost of revenue	211,844	100,241	364,022	191,252

Gross profit	210,983	219,365	405,692	430,764

Operating expenses:
Selling, general and administrative	129,997	86,093	253,951	200,022
Research and development	722	801	1,298	1,180
Amortization of purchased intangible assets	10,260	11,938	23,464	24,982

Operating expenses	140,979	98,832	278,713	226,184

Operating income	70,004	120,533	126,979	204,580

Equity in net income of unconsolidated affiliates	4,572	2,989	10,499	6,596
Interest and investment (loss) income, net	(3,398)	(359)	(5,517)	117
(Loss) gain on FFF put and call rights	(14,507)	30,222	(16,426)	22,383
Other income	4,890	2,747	8,573	3,009

Other (expense) income, net	(8,443)	35,599	(2,871)	32,105

Income before income taxes	61,561	156,132	124,108	236,685
Income tax expense (benefit)	16,657	64,557	(101,481)	74,171

Net income from continuing operations	44,904	91,575	225,589	162,514
Income from discontinued operations, net of tax	—	614	—	1,004

Net income	44,904	92,189	225,589	163,518
Net income from continuing operations attributable to non-controlling interest	(935)	(55,424)	(12,780)	(97,134)
Net income from discontinued operations attributable to non-controlling interest	—	(280)	—	(477)

Net income attributable to non-controlling interest	(935)	(55,704)	(12,780)	(97,611)
Adjustment of redeemable limited partners’ capital to redemption amount	—	(480,153)	(26,685)	214,156

Net income attributable to stockholders	$43,969	$(443,668)	$186,124	$280,063

Calculation of GAAP Earnings per Share
Numerator for basic earnings per share:
Net income (loss) from continuing operations attributable to stockholders	$43,969	$(444,002)	$186,124	$279,536
Net income from discontinued operations attributable to stockholders	—	334	—	527

Net income (loss) attributable to stockholders	$43,969	$(443,668)	$186,124	$280,063

Numerator for diluted earnings per share:
Net income (loss) from continuing operations attributable to stockholders	$43,969	$(444,002)	$186,124	$279,536
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	(214,156)
Net income from continuing operations attributable to non-controlling interest	—	—	—	97,134

Net income (loss) from continuing operations	$43,969	$(444,002)	$186,124	$162,514
Tax effect on Premier, Inc. net income	—	—	—	(22,941)

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Adjusted net income (loss) from continuing operations	$43,969	$(444,002)	$186,124	$139,573

Net income from discontinued operations attributable to stockholders	$—	$334	$—	$527
Net income from discontinued operations attributable to non-controlling interest in Premier LP	—	—	—	477

Adjusted net income from discontinued operations	$—	$334	$—	$1,004

Adjusted net income (loss)	$43,969	$(443,668)	$186,124	$140,577

Denominator for basic earnings per share:
Weighted average shares	122,127	64,552	110,851	63,668

Denominator for diluted earnings per share:
Weighted average shares	122,127	64,552	110,851	63,668
Effect of dilutive securities:
Stock options	321	—	287	420
Restricted stock	333	—	318	250
Performance share awards	138	—	117	—
Class B shares outstanding	—	—	—	60,493

Weighted average shares and assumed conversions	122,919	64,552	111,573	124,831

Earnings per share attributable to stockholders:
Basic earnings per share attributable to stockholders	$0.36	$(6.88)	$1.68	$4.39
Diluted earnings per share attributable to stockholders	$0.36	$(6.88)	$1.67	$1.12

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31, 2020	June 30, 2020
Assets
Cash and cash equivalents	$109,013	$99,304
Accounts receivable (net of $1,843 and $731 allowance for doubtful accounts, respectively)	166,438	135,063
Contract assets	239,139	215,660
Inventory	178,346	70,997
Prepaid expenses and other current assets	93,402	97,338

Total current assets	786,338	618,362
Property and equipment (net of $486,689 and $452,609 accumulated depreciation, respectively)	220,569	206,728
Intangible assets (net of $268,623 and $245,160 accumulated amortization, respectively)	395,581	417,422
Goodwill	942,263	941,965
Deferred income tax assets	825,668	430,025
Deferred compensation plan assets	55,035	49,175
Investments in unconsolidated affiliates	148,245	133,335
Operating lease right-of-use assets	52,890	57,823
Other assets	84,210	93,680

Total assets	$3,510,799	$2,948,515

Liabilities, redeemable limited partners’ capital and stockholders’ equity
Accounts payable	$94,523	$54,841
Accrued expenses	53,176	53,500
Revenue share obligations	203,763	145,777
Limited partners’ distribution payable	—	8,012
Accrued compensation and benefits	59,120	73,262
Deferred revenue	32,491	35,446
Current portion of tax receivable agreements	—	13,689
Current portion of notes payable to members	95,069	—
Line of credit and current portion of long-term debt	105,798	79,560
Other liabilities	60,932	31,987

Total current liabilities	704,872	496,074
Long-term debt, less current portion	5,749	4,640
Tax receivable agreements, less current portion	—	279,981
Notes payable to members, less current portion	347,201	—
Deferred compensation plan obligations	55,035	49,175
Deferred tax liabilities	—	17,508
Deferred consideration, less current portion	83,700	112,917
Operating lease liabilities, less current portion	48,151	52,990
Other liabilities	93,675	75,658

Total liabilities	1,338,383	1,088,943

Commitments and contingencies
Redeemable limited partners’ capital	—	1,720,309
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 122,228,635 shares issued and outstanding at December 31, 2020 and 71,627,462 shares issued and outstanding at June 30, 2020	1,222	716
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 0 and 50,213,098 shares issued and outstanding at December 31, 2020 and June 30, 2020, respectively	—	—
Additional paid-in-capital	2,029,604	138,547
Retained earnings	141,590	—

Total stockholders’ equity	2,172,416	139,263

Total liabilities, redeemable limited partners’ capital and stockholders’ equity	$3,510,799	$2,948,515

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2020	2019
Operating activities
Net income	$225,589	$163,518
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	—	(1,004)
Depreciation and amortization	60,031	74,895
Equity in net income of unconsolidated affiliates	(10,499)	(6,596)
Deferred income taxes	(127,535)	53,368
Stock-based compensation	14,545	11,479
Remeasurement of tax receivable agreement liabilities	—	(23,682)
Loss (gain) on FFF put and call rights	16,426	(22,383)
Other	323	2,971
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, inventories, prepaid expenses and other assets	(127,764)	(5,752)
Contract assets	(23,541)	(9,346)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	88,602	(20,447)

Net cash provided by operating activities from continuing operations	116,177	217,021
Net cash provided by operating activities from discontinued operations	—	10,028

Net cash provided by operating activities	$116,177	$227,049

Investing activities
Purchases of property and equipment	$(44,864)	$(44,768)
Acquisition of businesses, net of cash acquired	(791)	(34,727)
Proceeds from sale of assets	—	3,632
Investments in unconsolidated affiliates	—	(10,165)
Other	(1,228)	251

Net cash used in investing activities	$(46,883)	$(85,777)

Financing activities
Payments made on notes payable	$(3,684)	$(2,045)
Proceeds from credit facility	125,000	125,000
Payments on credit facility	(100,000)	(100,000)
Distributions to limited partners of Premier LP	(9,949)	(26,901)
Payments to limited partners of Premier LP related to tax receivable agreements	(24,218)	(17,425)
Cash dividends paid	(46,396)	—
Repurchase of Class A common stock (held as treasury stock)	—	(148,566)
Other	(338)	(820)

Net cash used in financing activities	$(59,585)	$(170,757)

Net increase (decrease) in cash and cash equivalents	9,709	(29,485)
Cash and cash equivalents at beginning of year	99,304	141,055

Cash and cash equivalents at end of period	$109,013	$111,570

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2020	2019
Net cash provided by operating activities from continuing operations	$116,177	$217,021
Purchases of property and equipment	(44,864)	(44,768)
Distributions to limited partners of Premier LP	(9,949)	(26,901)
Payments to limited partners of Premier LP related to tax receivable agreements	(24,218)	(17,425)

Free Cash Flow	$37,146	$127,927

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net income from continuing operations	$44,904	$91,575	$225,589	$162,514
Interest and investment loss (income), net	3,398	359	5,517	(117)
Income tax expense (benefit)	16,657	64,557	(101,481)	74,171
Depreciation and amortization	19,093	25,378	36,567	49,913
Amortization of purchased intangible assets	10,260	11,938	23,464	24,982

EBITDA	94,312	193,807	189,656	311,463
Stock-based compensation	7,415	7,838	14,790	11,690
Acquisition and disposition related expenses	7,918	2,835	10,763	8,976
Remeasurement of tax receivable agreement liabilities	—	(28,356)	—	(23,682)
Loss (gain) on FFF put and call rights	14,507	(30,222)	16,426	(22,383)
Other expense	666	2,503	(746)	47

Adjusted EBITDA	$124,818	$148,405	$235,561	$288,661

Income before income taxes	$61,561	$156,132	$124,108	$236,685
Equity in net income of unconsolidated affiliates	(4,572)	(2,989)	(10,499)	(6,596)
Interest and investment loss (income), net	3,398	359	5,517	(117)
Loss (gain) on FFF put and call rights	14,507	(30,222)	16,426	(22,383)
Other income	(4,890)	(2,747)	(8,573)	(3,009)

Operating income	70,004	120,533	126,979	204,580
Depreciation and amortization	19,093	25,378	36,567	49,913
Amortization of purchased intangible assets	10,260	11,938	23,464	24,982
Stock-based compensation	7,415	7,838	14,790	11,690
Acquisition and disposition related expenses	7,918	2,835	10,763	8,976
Remeasurement of tax receivable agreement liabilities	—	(28,356)	—	(23,682)
Equity in net income of unconsolidated affiliates	4,572	2,989	10,499	6,596
Deferred compensation plan income	4,803	2,751	7,710	2,992
Other expense	753	2,499	195	64

Adjusted EBITDA	$124,818	$148,405	$235,561	$288,661

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$118,939	$147,959	$221,590	$297,870
Performance Services	36,609	29,967	73,724	50,343
Corporate	(30,730)	(29,521)	(59,753)	(59,552)

Adjusted EBITDA	$124,818	$148,405	$235,561	$288,661

Net income attributable to stockholders	$43,969	$(443,668)	$186,124	$280,063
Adjustment of redeemable limited partners’ capital to redemption amount	—	480,153	26,685	(214,156)
Net income attributable to non-controlling interest	935	55,704	12,780	97,611
Income from discontinued operations, net of tax	—	(614)	—	(1,004)
Income tax expense (benefit)	16,657	64,557	(101,481)	74,171
Amortization of purchased intangible assets	10,260	11,938	23,464	24,982
Stock-based compensation	7,415	7,838	14,790	11,690
Acquisition and disposition related expenses	7,918	2,835	10,763	8,976
Remeasurement of tax receivable agreement liabilities	—	(28,356)	—	(23,682)
Loss (gain) on FFF put and call rights	14,507	(30,222)	16,426	(22,383)
Other expense	2,805	2,503	7,229	47

Adjusted income before income taxes	104,466	122,668	196,780	238,865
Income tax expense on adjusted income before income taxes	25,072	31,894	47,227	62,105

Adjusted Net Income	$79,394	$90,774	$149,553	$176,760

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net income attributable to stockholders	$43,969	$(443,668)	$186,124	$280,063
Adjustment of redeemable limited partners’ capital to redemption amount	—	480,153	26,685	(214,156)
Net income attributable to non-controlling interest	935	55,704	12,780	97,611
Income from discontinued operations, net of tax	—	(614)	—	(1,004)
Income tax expense (benefit)	16,657	64,557	(101,481)	74,171
Amortization of purchased intangible assets	10,260	11,938	23,464	24,982
Stock-based compensation	7,415	7,838	14,790	11,690
Acquisition and disposition related expenses	7,918	2,835	10,763	8,976
Remeasurement of tax receivable agreement liabilities	—	(28,356)	—	(23,682)
Loss (gain) on FFF put and call rights	14,507	(30,222)	16,426	(22,383)
Other expense	2,805	2,503	7,229	47

Adjusted income before income taxes	104,466	122,668	196,780	238,865
Income tax expense on adjusted income before income taxes	25,072	31,894	47,227	62,105

Adjusted Net Income	$79,394	$90,774	$149,553	$176,760

Weighted average:
Common shares used for basic and diluted earnings per share	122,127	64,552	110,851	63,668
Potentially dilutive shares	792	—	722	670
Conversion of Class B common units	—	—	—	60,493

GAAP weighted average shares outstanding - diluted	122,919	64,552	111,573	124,831
Conversion of potentially dilutive shares	—	579	—	—
Conversion of Class B common units	—	57,898	11,185	—

Weighted average shares outstanding - diluted	122,919	123,029	122,758	124,831

GAAP earnings per share	$0.36	$(6.87)	$1.68	$4.40
Adjustment of redeemable limited partners’ capital to redemption amount	—	7.44	0.24	(3.36)
Net income attributable to non-controlling interest	0.01	0.86	0.12	1.53
Income from discontinued operations, net of tax	—	(0.01)	—	(0.02)
Income tax expense (benefit)	0.14	1.00	(0.92)	1.16
Amortization of purchased intangible assets	0.08	0.18	0.21	0.39
Stock-based compensation	0.06	0.12	0.13	0.18
Acquisition and disposition related expenses	0.06	0.04	0.10	0.14
Remeasurement of tax receivable agreement liabilities	—	(0.44)	—	(0.37)
Loss (gain) on FFF put and call rights	0.12	(0.47)	0.15	(0.35)
Other expense	0.02	0.04	0.07	0.04
Impact of corporation taxes	(0.20)	(0.49)	(0.43)	(0.98)
Impact of dilutive shares	—	(0.66)	(0.13)	(1.34)

Adjusted EPS	$0.65	$0.74	$1.22	$1.42